Exhibit (a)(5)(E)

– Convenience Translation –
(Only the German version is legally binding)

Novartis BidCo AG
Basel, Switzerland

Announcement pursuant to Section 14 para. 3 sentence 1 no. 2 of the
German Securities Acquisitions and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”)

The information contained in this document is NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE such release, publication or distribution WOULD VIOLATE THE applicable LAWS OF SUCH JURISDICTION.

The offer document relating to the voluntary public takeover offer (cash offer) of Novartis BidCo AG, Basel, Switzerland, to the shareholders of MorphoSys AG, Planegg, Federal Republic of Germany, for the acquisition of all no-par value bearer shares of MorphoSys AG (ISIN DE0006632003) (the “MorphoSys Shares”), including all MorphoSys Shares represented by American Depositary Shares (ISIN US6177602025), as well as an English translation of the offer document are available as of today on the internet at https://www.novartis.com/investors/morphosys-acquisition.

In addition, copies of the German version of the offer document will be available for distribution free of charge at Deutsche Bank AG, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany, which can be requested by mail to the above address, by fax to +49 69 910 38794 or by email to dct.tender-offers@db.com (by providing a complete address or email address).

Basel, 11 April 2024

Novartis BidCo AG

Important notice:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell MorphoSys Shares (including MorphoSys Shares represented by American Depositary Shares). The terms and conditions of the public takeover offer, as well as further provisions concerning the takeover offer, are published in the offer document, the publication of which has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”). Investors and holders of MorphoSys Shares (including MorphoSys Shares represented by American Depositary Shares) are strongly advised to read the offer document and all other documents relating to the offer, as they contain important information.

The English version of the offer document, which has not been reviewed or approved by BaFin, is also available on the internet at https://www.novartis.com/investors/morphosys-acquisition. The English version of the offer document and related offer materials have been or will be published with the U.S. Securities and Exchange Commission (“SEC”) in a Tender Offer Statement on Schedule TO. MorphoSys AG intends to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the takeover offer. Those materials and other documents filed by Novartis BidCo AG, Novartis AG or MorphoSys AG with the SEC will be available at no charge on the SEC’s website at www.sec.gov.

The public takeover is published exclusively under the laws of the Federal Republic of Germany, in particular according to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) and the securities laws of the United States of America, including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended. The offer document is also published online at https://www.novartis.com/investors/morphosys-acquisition. Any contract concluded on the basis of the public takeover offer will be governed exclusively by and interpreted in accordance with the laws of the Federal Republic of Germany.

Novartis BidCo AG and its affiliates within the meaning of US law or brokers (acting as agents of the Novartis BidCo AG or its affiliates within the meaning of US law) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the offer, via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the offer) are made outside of the United States; and (ii) such acquisitions or arrangements to acquire comply with the applicable legal provisions. This also applies to other securities convertible into, exchangeable for or exercisable for MorphoSys Shares. The offer price must be adjusted to any higher purchase price or an additional payment claim in respect of tendered MorphoSys Shares arises in the amount of the difference between the offer price and the higher purchase price paid outside the offer.

To the extent such acquisitions should occur, information about them, including the number and price of the acquired MorphoSys Shares, will be published according to the applicable statutory provisions, especially Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG, in the German Federal Gazette (Bundesanzeiger) and on the internet at https://www.novartis.com/investors/morphosys-acquisition.

In addition, the financial advisors of the Novartis BidCo AG may also act in the ordinary course of trading in securities of MorphoSys AG, which may include purchases or agreements to purchase such securities.

This publication is available

on the internet at: https://www.novartis.com/investors/morphosys-acquisition on the internet on: 11 April 2024

Basel, 11 April 2024

Novartis BidCo AG